Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

between

GREATBATCH, INC.

and

QIG GROUP, LLC

(to be converted into Nuvectra Corporation)

dated as of March 14, 2016

-ii-

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT dated as of March 14, 2016 by and between Greatbatch, Inc., a Delaware corporation (“Greatbatch”), and QiG Group, LLC, a Delaware limited liability company (to be converted into Nuvectra Corporation, a Delaware corporation) (“Nuvectra”). Greatbatch and Nuvectra are sometimes referred to herein, individually, as a “Party,” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Nuvectra is an indirect subsidiary of Greatbatch; and

WHEREAS, the Board of Directors of Greatbatch has determined that it would be appropriate and in the best interests of Greatbatch and its stockholders to effectuate the Distribution as described in the Separation and Distribution Agreement between Greatbatch and Nuvectra dated as of the date hereof (the “Separation Agreement”); and

WHEREAS, the Separation Agreement provides, among other things, subject to the terms and conditions thereof, for the Distribution and for the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the separation of Nuvectra and its subsidiaries from Greatbatch; and

WHEREAS, in order to ensure an orderly transition under the Separation Agreement, it will be necessary for the Parties to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, benefit plans and programs, and certain employment matters.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

Article I

DEFINITIONS

Section 1.1     Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“Adjusted Greatbatch Awards” means Adjusted Greatbatch Options, Adjusted Greatbatch RSAs, and Adjusted Greatbatch RSUs.

“Adjusted Greatbatch Options” means Greatbatch Options adjusted as set forth in Section 3.2(a)(i).

“Adjusted Greatbatch RSAs” means Greatbatch RSAs adjusted as set forth in Section 3.2(a)(ii).

“Adjusted Greatbatch RSUs” means Greatbatch RSUs adjusted as set forth in Section 3.2(a)(iii).

“Adjusted Nuvectra Stock Value” means the product obtained by multiplying (i) the Nuvectra Stock Value by (ii) the Distribution Ratio.

“Agreement” means this Employee Matters Agreement together with all Schedules hereto and all amendments, modifications and changes hereto and thereto entered into in accordance with Section 9.10.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Part 6 of Subtitle B of Title I of ERISA and at Code Section 4980B.

“Code” means the Internal Revenue Code of 1986, as amended.

“Distribution Ratio” means the number of shares of Nuvectra Common Stock to be distributed for each share of Greatbatch Common Stock.

“Employee” means any Greatbatch Employee, Former Greatbatch Employee, Nuvectra Employee or Former Nuvectra Employee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Former Greatbatch Employee” has the meaning set forth in Section 2.2(b).

“Former Nuvectra Employee” has the meaning set forth in Section 2.2(c).

“Greatbatch” has the meaning set forth in the preamble to this Agreement.

“Greatbatch 401(k) Plan” means the Greatbatch, Inc. 401(k) Retirement Plan.

“Greatbatch Employee” means any individual who is employed by a member of the Greatbatch Group on the Distribution Date other than the Nuvectra Employees and, only for purposes of Article III and any defined terms as used therein, as of the day after the Distribution Date.

“Greatbatch FSA” has the meaning set forth in Section 6.3(b).

“Greatbatch Group” means Greatbatch and each Subsidiary of Greatbatch, collectively, other than Nuvectra and each Nuvectra Subsidiary.

“Greatbatch Legacy Equity Plan” means any equity plan sponsored or maintained by Greatbatch immediately prior to the Distribution Date.

“Greatbatch Option” means an option to purchase shares of Greatbatch Common Stock granted and outstanding immediately prior to the Distribution Date pursuant to any of the Greatbatch Legacy Equity Plans.

“Greatbatch Post-Distribution Stock Value” means the closing per-share price, as reported on the NYSE, of a share of Greatbatch Common Stock on the Distribution Date.

“Greatbatch RSA” means a restricted stock award issued and outstanding immediately prior to the Distribution Date under any of the Greatbatch Legacy Equity Plans.

“Greatbatch RSU” means a restricted stock unit award issued and outstanding immediately prior to the Distribution Date under any of the Greatbatch Legacy Equity Plans.

“Greatbatch Welfare Plan” means the Greatbatch, Inc. Health and Welfare Benefit Plan sponsored or maintained by any one or more members of the Greatbatch Group on the Distribution Date.

“Nasdaq” means the NASDAQ Stock Market.

“Nuvectra” has the meaning set forth in the preamble to this Agreement.

“Nuvectra 401(k) Plan” has the meaning set forth in Section 5.1.

“Nuvectra 401(k) Plan Beneficiaries” has the meaning set forth in Section 5.1.

“Nuvectra Awards” means Nuvectra Options, Nuvectra RSAs, and Nuvectra RSUs.

“Nuvectra Employee” means any individual who is employed by a member of the Nuvectra Group on the Distribution Date or will be transferred to a member of the Nuvectra Group and is listed on Schedule II to the Separation Agreement; provided, however, that for purposes of Article III and any defined terms as used therein, “Nuvectra Employee” means any such individual who is employed by a member of the Nuvectra Group on the date immediately following the Distribution Date.

“Nuvectra Equity Plan” means the Nuvectra Corporation 2016 Equity Incentive Plan adopted by the board of managers of Nuvectra and approved by Nuvectra’s sole membership interest holder prior to the Distribution under which the Nuvectra equity-based awards described in Article III shall be issued.

“Nuvectra FSA” has the meaning set forth in Section 6.3(b).

“Nuvectra Group” means, collectively, Nuvectra and each Nuvectra Subsidiary.

“Nuvectra Option” means an option to purchase shares of Nuvectra Common Stock granted pursuant to the Nuvectra Equity Plan as described in Section 3.2(a)(i).

“Nuvectra RSA” means a restricted stock award for shares of Nuvectra Common Stock issued under the Nuvectra Equity Plan as described in Section 3.2(a)(ii).

“Nuvectra RSU” means a restricted stock unit for shares of Nuvectra Common Stock issued under the Nuvectra Equity Plan as described in Section 3.2(a)(iii).

“Nuvectra Stock Value” means the closing per-share price, as reported on Nasdaq, of Nuvectra Common Stock on the Distribution Date (or, if the Distribution Date is not a Nasdaq trading day, on the first trading day following the Distribution Date).

“Nuvectra Subsidiary” means any Subsidiary of Nuvectra on the Distribution Date.

“Nuvectra Welfare Plan” has the meaning set forth in Section 6.1.

“Nuvectra Welfare Plan Participants” has the meaning set forth in Section 6.1.

“NYSE” means the New York Stock Exchange.

“Participating Nuvectra Employers” has the meaning set forth in Section 6.1.

“Participation Period” has the meaning set forth in Section 6.3(b).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Privacy Contract” means any contract entered into in connection with applicable privacy protection laws or regulations.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“WARN” means the Worker Adjustment and Retraining Notification Act, and any applicable state or local law equivalent.

“Welfare Plan” means a “welfare plan” as defined in ERISA Section 3(1) and also means a cafeteria plan under Code Section 125 and any benefits offered thereunder, including pre-tax premium conversion benefits, a dependent care assistance program, contribution funding toward a health savings account and flex or cashable credits.

Capitalized terms used, but not otherwise defined in this Agreement, shall have the respective meanings assigned to such terms in the Separation Agreement.

Section 1.2     Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(a)     words used in the singular include the plural and words used in the plural include the singular;

(b)     if a word or phrase is defined in this Agreement, its other grammatical forms, as used in this Agreement, shall have a corresponding meaning;

(c)     reference to any gender includes the other gender and the neuter;

(d)     the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;”

(e)     the words “shall” and “will” are used interchangeably and have the same meaning;

(f)     the word “or” shall have the inclusive meaning represented by the phrase “and/or;”

(g)     relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;”

(h)     all references to a specific time of day in this Agreement shall be based upon Eastern Standard Time or Eastern Daylight Savings Time, as applicable, on the date in question;

(i)     whenever this Agreement refers to a number of days, such number shall refer to calendar days unless otherwise specified;

(j)     accounting terms used herein shall have the meanings historically ascribed to them by Greatbatch and its Subsidiaries, including Nuvectra and the Nuvectra Subsidiaries for this purpose, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(k)     reference to any Article, Section or Schedule means such Article or Section of, or such Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(l)     the words “this Agreement,” “herein,” “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(m)     reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement;

(n)     reference to any “law” (including statutes and ordinances) means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(o)     references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(p)     if there is any conflict between the provisions of the main body of this Agreement and the Schedules hereto, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in such Schedule;

(q)     unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the U.S.;

(r)     the titles to Articles and headings of Sections contained in this Agreement, in any Schedule and in the table of contents to this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

(s)     any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

Article II

ASSIGNMENT OF EMPLOYEES

Section 2.1     Active Employees.

(a)     Nuvectra Employees. Except as otherwise set forth in this Agreement, effective as of the Distribution Date, the employment of the Nuvectra Employees shall be continued by a member of the Nuvectra Group.

(b)     Greatbatch Employees. Except as otherwise set forth in this Agreement, effective as of the Distribution Date, the employment of the Greatbatch Employees shall be continued by a member of the Greatbatch Group.

(c)     At Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the Greatbatch Group or any member of the Nuvectra Group to continue the employment of any employee for any period following the date of this Agreement or the Separation or the Distribution or to change the employment status of any employee from “at will,” to the extent such employee is an “at will” employee under applicable law.

(d)     Severance. The assignment, transfer or continuation of the employment of employees as contemplated by this Agreement or otherwise effected in connection with the Separation or the Distribution shall not be deemed a severance of employment of any employee for any purpose, including for purposes of any plan, policy, practice or arrangement of any member of the Greatbatch Group or any member of the Nuvectra Group.

(e)     Change of Control/Change in Control. No provision in this Agreement or the Separation Agreement nor any transaction undertaken by either Party in connection with the Distribution shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever, or be deemed a “change of control” or “change in control” for any purpose including for purpose of any plan, policy, practice or arrangement relating to directors, employees or consultants of any member of the Greatbatch Group or any member of the Nuvectra Group.

Section 2.2     Former Employees

(a)     General Principles. Except as otherwise provided in this Agreement, each former employee of any member of the Greatbatch Group or any member of the Nuvectra Group as of the Distribution Date will be considered a former employee of the Greatbatch Group or the Nuvectra Group based on his or her employer as of his or her last day of employment with any member of the Greatbatch Group or the Nuvectra Group.

(b)     Former Greatbatch Employees. Former employees of the Greatbatch Group shall be deemed to include all employees who, as of their last day of employment, were employed by a member of the Greatbatch Group and will not be either a Nuvectra Employee or a Greatbatch Employee for purposes of this Agreement (collectively, the “Former Greatbatch Employees”).

(c)     Former Nuvectra Employees. Former employees of the Nuvectra Group shall be deemed to include all employees who, as of their last day of employment, were employed by a member of the Nuvectra Group and will not be either a Nuvectra Employee or a Greatbatch Employee for purposes of this Agreement (collectively, the “Former Nuvectra Employees”).

Section 2.3     Employment Law Obligations.

(a)     WARN Act. After the Distribution Date, (i) Greatbatch shall be responsible for providing any necessary WARN notice (and meeting any similar state law notice requirements) with respect to any termination of any Greatbatch Employee and (ii) Nuvectra shall be responsible for providing any necessary WARN notice (and meeting any similar state law notice requirements) with respect to any termination of any Nuvectra Employee.

(b)     Compliance with Employment Laws. On and after the Distribution Date, (i) each member of the Greatbatch Group shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related laws and requirements relating to the employment of the Greatbatch Employees and the treatment of any applicable Former Greatbatch Employees in respect of their former employment, and (ii) each member of the Nuvectra Group shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related laws and requirements relating to the employment of the Nuvectra Employees and the treatment of any applicable Former Nuvectra Employees in respect of their former employment.

Section 2.4     Employee Records.

(a)     Records Relating to Greatbatch Employees and Former Greatbatch Employees. All records and data in any form relating to Greatbatch Employees and Former Greatbatch Employees shall be the property of the Greatbatch Group; provided, however, that records and data pertaining to such an Employee and relating to any period that such an Employee was (i) employed by any member of the Nuvectra Group or (ii) covered under any employee benefit plan sponsored by any member of the Nuvectra Group (to the extent that such records or data relate to such coverage) prior to the Distribution Date shall be shared with appropriate members of the Nuvectra Group by the Greatbatch Group to the extent such records are reasonably necessary for payroll or employee benefit plan purposes.

(b)     Records Relating to Nuvectra Employees and Former Nuvectra Employees. All records and data in any form relating to Nuvectra Employees and Former Nuvectra Employees shall be the property of the Nuvectra Group; provided, however that records and data pertaining to such an Employee and relating to any period that such an Employee was (i) employed by any member of the Greatbatch Group or (ii) covered under any employee benefit plan sponsored by any member of the Greatbatch Group (to the extent that such records or data relate to such coverage) prior to the Distribution Date shall be shared with appropriate members of the Greatbatch Group by the Nuvectra Group to the extent such records are reasonably necessary for payroll or employee benefit plan purposes.

(c)     Sharing of Records. Each Party shall use its respective commercially reasonable efforts to provide the other Party, upon request, such employee-related records and information as necessary or appropriate to carry out their respective obligations under applicable law (including any relevant privacy protection laws or regulations in any applicable jurisdictions or Privacy Contract), this Agreement, any other Ancillary Agreement or the Separation Agreement, and for the purposes of administering their respective employee benefit plans and policies. All information and records regarding employment, personnel and employee benefit matters provided to the other Party shall be accessed, retained, held, used, copied and transmitted in accordance with all applicable laws, policies and Privacy Contracts relating to the collection, storage, retention, use, transmittal, disclosure and destruction of such records by such receiving Party.

(d)     Access to Records. To the extent not inconsistent with this Agreement and any applicable privacy protection laws or regulations or Privacy Contracts, access to such records and information, as described in this Section 2.4, after the Distribution Date, will be provided to members of the Greatbatch Group and members of the Nuvectra Group in accordance with the Separation Agreement. In addition, Greatbatch shall be provided reasonable access to those records necessary for its administration of any benefit plans, policies, arrangements or programs on behalf of Greatbatch Employees and Former Greatbatch Employees after the Distribution Date, as permitted by any applicable privacy protection laws or regulations or Privacy Contracts. Greatbatch shall also be permitted to retain copies of all agreements with any Nuvectra Employee or Former Nuvectra Employee in which any member of the Greatbatch Group has a valid business interest. In addition, Nuvectra shall be provided reasonable access to those records necessary for its administration of any benefit plans, policies, arrangements or programs on behalf of Nuvectra Employees and Former Nuvectra Employees after the Distribution Date, as permitted by any applicable privacy protection laws or regulations or Privacy Contracts. Nuvectra shall also be permitted to retain copies of all agreements with any Greatbatch Employee or Former Greatbatch Employee in which any member of the Nuvectra Group has a valid business interest.

(e)     Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all such records and information, Greatbatch and Nuvectra shall (and shall cause their respective Subsidiaries to) comply with all applicable laws, regulations, Privacy Contracts and internal policies, and shall indemnify and hold harmless each other from and against any and all liability, claims, actions, and damages that arise from a failure (by the indemnifying party or its Subsidiaries or their respective agents) to so comply with all applicable laws, regulations, Privacy Contracts and internal policies applicable to such records and information.

(f)     No Access to Computer Systems or Files. Except as set forth in the Separation Agreement or any other Ancillary Agreement, no provision of this Agreement shall give (i) any member of the Greatbatch Group direct access to the computer systems or other files, records or databases of any member of the Nuvectra Group or (ii) any member of the Nuvectra Group direct access to the computer systems or other files, records or databases of any member of the Greatbatch Group, unless specifically permitted by the owner of such systems, files, records or databases.

(g)     Relation to Separation Agreement. The provisions of this Section 2.4 shall be in addition to, and not in derogation of, the provisions of the Separation Agreement governing Confidential Information, including Section 6.8 of the Separation Agreement.

(h)     Confidentiality. Except as otherwise set forth in this Agreement, all records and data relating to Employees shall, in each case, be subject to the confidentiality provisions of the Separation Agreement and any other applicable agreement and applicable law.

(i)     Cooperation. Each Party shall use commercially reasonable efforts to cooperate with the other Party to share, retain and maintain data and records that are necessary or appropriate to further the purposes of this Section 2.4 and for each Party to administer its respective benefit plans, policies, arrangements or programs to the extent consistent with this Agreement and applicable law, and each Party agrees to cooperate as long as is reasonably necessary to further the purposes of this Section 2.4. Except as provided under any other Ancillary Agreement, no Party shall charge another Party a fee for such cooperation.

Article III

EQUITY AND INCENTIVE COMPENSATION PLANS

Section 3.1     General Principles.

(a)     For the avoidance of doubt, the provisions of this Article III shall not apply unless the Distribution and approval by the appropriate administrators of the applicable plans takes place. Greatbatch and Nuvectra shall take any and all reasonable action as shall be necessary and appropriate to give effect to the provisions of this Article III.

(b)     Where an award granted under one of the Greatbatch Legacy Equity Plans is supplemented by an award under the Nuvectra Equity Plan in accordance with the provisions of this Article III, such award generally shall be on terms which are in all material respects identical to the terms of the award which it supplements (including any requirements of continued employment) but subject to any necessary changes to take into account that (i) the award relates to Nuvectra Common Stock, (ii) the Nuvectra Equity Plan is administered by Nuvectra, (iii) if applicable, the grantee under the award is employed or affiliated with a new employer or plan sponsor and (iv) the other specific provisions described in this Article III.

(c)     Following the Distribution, a grantee who has outstanding awards that are supplemented with awards under the Nuvectra Equity Plan (as described in Section 3.1(b) above) shall be considered to have been employed by the applicable plan sponsor before and after the Distribution for purposes of (i) vesting and (ii) determining the date of termination of employment as it applies to any such supplemental awards under the Nuvectra Equity Plan. Following the Distribution, (i) service as an employee with Nuvectra will be deemed to be services to Greatbatch with respect to Adjusted Greatbatch Options, Adjusted Greatbatch RSAs, or Adjusted Greatbatch RSUs held by Nuvectra Employees immediately after the Distribution Date and (ii) service as an employee with Greatbatch will be deemed to be services to Nuvectra with respect to Nuvectra Options, Nuvectra RSAs, or Nuvectra RSUs held by Greatbatch Employees immediately after the Distribution Date.

(d)     No award described in this Article III, whether outstanding or to be issued, adjusted, substituted or cancelled by reason of or in connection with the Distribution, shall be adjusted, settled, cancelled, or exercisable, until in the judgment of the administrator of the applicable plan or program such action is consistent with all applicable law, including federal securities laws and the adjustment, settlement, cancellation or exercisability is in a manner consistent with Section 409A of the Code or other applicable law. Any period of exercisability will not be extended on account of a period during which such an award is not exercisable in accordance with the preceding sentence.

Section 3.2     Equity Incentive Programs.

(a)     The Parties shall use commercially reasonable efforts to take all actions necessary or appropriate so that each outstanding Greatbatch Option, Greatbatch RSA or Greatbatch RSU award granted under a Greatbatch Legacy Equity Plan shall be adjusted as set forth in this Section 3.2.

(i)     Greatbatch Options and Nuvectra Options. As determined by the Greatbatch Compensation Committee pursuant to its authority under the applicable Greatbatch Legacy Equity Plan, each Greatbatch Option, regardless of by whom held, whether vested or unvested, shall be converted on the Distribution Date into both an Adjusted Greatbatch Option and a Nuvectra Option, and both the Adjusted Greatbatch Option and the Nuvectra Option shall, except as otherwise provided in this Section 3.2(a)(i), be subject to the same terms and conditions (including with respect to vesting) after the Distribution Date as applicable to such Greatbatch Option immediately prior to the Distribution Date; provided, however, that from and after the Distribution Date:

(A)     the number of shares of Greatbatch Common Stock subject to such Adjusted Greatbatch Option, shall be equal to the number of shares of Greatbatch Common Stock subject to such Greatbatch Option immediately prior to the Distribution Date;

(B)     the number of shares of Nuvectra Common Stock subject to such Nuvectra Option, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (1) the number of shares of Greatbatch Common Stock subject to the Greatbatch Option immediately prior to the Distribution Date by (2) the Distribution Ratio;

(C)     the per share exercise price of such Adjusted Greatbatch Option, rounded up to the nearest hundredth of a cent, shall be equal to the product obtained by multiplying (1) the per share exercise price of such Greatbatch Option immediately prior to the Distribution Date by (2) a fraction (I) the numerator of which is the Greatbatch Post-Distribution Stock Value and (II) the denominator of which is the sum of the Greatbatch Post-Distribution Stock Value and the Adjusted Nuvectra Stock Value; and

(D)     the per share exercise price of such Nuvectra Option, rounded up to the nearest hundredth of a cent, shall be equal to the product obtained by multiplying (1) the per share exercise price of the Greatbatch Option immediately prior to the Distribution Date by (2) a fraction (I) the numerator of which is the Nuvectra Stock Value and (II) the denominator of which is the sum of the Greatbatch Post-Distribution Stock Value and the Adjusted Nuvectra Stock Value;

provided, however, that the exercise price, the number of shares of Greatbatch Common Stock and shares of Nuvectra Common Stock subject to such options, and the terms and conditions of exercise of such options shall be determined in a manner consistent with the requirements of Code Section 409A; and provided, further, that, in the case of any Greatbatch Option to which Code Section 421 applies by reason of its qualification under Code Section 422 as of immediately prior to the Distribution Date, the exercise price, the number of shares of Greatbatch Common Stock and shares of Nuvectra Common Stock subject to such option, and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Code Section 424(a).

(ii)     Greatbatch RSAs and Nuvectra RSAs. Each holder of a Greatbatch RSA award shall receive, as of the Distribution Date, a Nuvectra RSA for such number of shares as determined by applying the Distribution Ratio, rounded down to the nearest whole share, in the same way as if the outstanding Greatbatch RSAs were comprised of fully vested shares of Greatbatch Common Stock as of the Distribution Date. Except as set forth in this Section 3.2(a)(ii), the Greatbatch RSA and the Nuvectra RSA both shall be subject to substantially the same terms and conditions immediately following the Distribution Date as applicable to the Greatbatch RSA immediately prior to the Distribution Date.

(iii)     Greatbatch RSU Awards and Nuvectra RSU Awards. Each holder of an outstanding Greatbatch RSU award shall receive, as of the Distribution Date, a Nuvectra RSU award in such number of restricted stock units as determined by applying the Distribution Ratio, rounded down to the nearest whole share, in the same way as if the outstanding Greatbatch RSU award comprised fully vested shares of Greatbatch Common Stock as of the Distribution Date. Except as set forth in this Section 3.2(a)(iii), the Greatbatch RSU award and the Nuvectra RSU award both shall be subject to substantially the same terms and conditions immediately following the Distribution Date as applicable to the Greatbatch RSU award immediately prior to the Distribution Date. With respect to any Greatbatch RSU award that is subject to performance vesting requirements, which is held by either a Greatbatch Employee or Former Greatbatch Employee, the performance metric for both the Greatbatch RSU award and the corresponding Nuvectra RSU award shall continue to be total shareholder return of Greatbatch’s common stock versus Greatbatch’s peer group, but this performance metric shall be adjusted so as to treat the Distribution as a dividend of an amount of cash that is equal to the opening per-share price, as reported on Nasdaq, of a share of Nuvectra common stock on the Distribution Date that is reinvested into shares of Greatbatch Common Stock at the opening per-share price on the Distribution Date, as reported on NYSE. With respect to any Greatbatch RSU award subject to performance vesting requirements that is held by either a Nuvectra Employee or a Former Nuvectra Employee, such Nuvectra Employee or Former Nuvectra Employee shall receive, as of the Distribution Date, (A) a modified Greatbatch RSU award, which shall not be subject to any performance vesting requirement, but shall be subject to a time-based vesting requirement that would be satisfied at the end of what was the applicable performance period, for a number of shares of Greatbatch common stock based upon performance under the previously applicable performance metric for such Greatbatch RSU award up to the Distribution Date and (B) an Nuvectra RSU award, which shall not be subject to any performance vesting requirement, but shall be subject to a time-based vesting requirement that would be satisfied at the end of what was the applicable performance period of the relevant Greatbatch RSU.

(b)     Miscellaneous Award Terms. After the Distribution Date, Adjusted Greatbatch Awards, regardless of by whom held, shall be settled by Greatbatch, and Nuvectra Awards, regardless of by whom held, shall be settled by Nuvectra; provided, however, that Greatbatch shall be, if applicable, responsible for any dividend equivalent payments with respect to Adjusted Greatbatch RSAs and Adjusted Greatbatch RSUs and Nuvectra RSAs and Nuvectra RSUs held by Greatbatch Employees or Former Greatbatch Employees, and Nuvectra shall be, if applicable, responsible for any dividend equivalent payments with respect to Adjusted Greatbatch RSAs and Adjusted Greatbatch RSUs and Nuvectra RSAs and Nuvectra RSUs held by Nuvectra Employees or Former Nuvectra Employees. Except as otherwise provided in this Agreement (such as in Section 3.2(d) or Section 4.3), with respect to awards adjusted pursuant to this Section 3.2, (i) employment with the Greatbatch Group shall be treated as employment with the Nuvectra Group with respect to Nuvectra Awards held by Greatbatch Employees, and (ii) employment with the Nuvectra Group shall be treated as employment with the Greatbatch Group with respect to Adjusted Greatbatch Awards held by Nuvectra Employees. In addition, none of the Separation, the Distribution, or any employment transfer described in Section 2.1 shall constitute a termination of employment for any Employee for purposes of any Greatbatch Award or any Adjusted Greatbatch Award. Following the Distribution Date, any reference to a “change in control,” “change of control” or similar definition in an award agreement, employment agreement or Greatbatch Legacy Equity Plan (A) with respect to Adjusted Greatbatch Awards, shall be deemed to refer to a “change in control,” “change of control” or similar definition as set forth in the award agreement, employment agreement or Greatbatch Legacy Equity Plan applicable to such award (a “Greatbatch Change of Control”), and (B) with respect to Nuvectra Awards, shall be deemed to refer to a “Change in Control” as defined in the Nuvectra Equity Plan (a “Nuvectra Change of Control”). Without limiting the foregoing, with respect to provisions related to vesting of awards, a Greatbatch Change of Control shall be treated as a Nuvectra Change of Control for purposes of Nuvectra Awards held by Greatbatch Employees, and a Nuvectra Change of Control shall be treated as an Greatbatch Change of Control for purposes of Adjusted Greatbatch Awards held by Nuvectra Employees.

(c)     Tax Reporting and Withholding. Following the Distribution Date, and for the duration of the applicable Transition Services Agreement provisions under which Greatbatch provides payroll services for Nuvectra, it is expected that (i) Greatbatch will be responsible for all income, payroll and other tax remittance and reporting related to income of Greatbatch Employees, Former Greatbatch Employees, including in respect of Adjusted Greatbatch Awards and Nuvectra Awards, and individuals who are or were Greatbatch non-employee directors, including in respect of Adjusted Greatbatch Awards and Nuvectra Awards, and (ii) Nuvectra will be responsible for all income, payroll and other tax remittance and reporting related to income of Nuvectra Employees and Former Nuvectra Employees in respect of Adjusted Greatbatch Awards and Nuvectra Awards. Greatbatch or Nuvectra, as applicable, shall facilitate performance by the other Party of its obligations hereunder by promptly remitting amounts or shares withheld in conjunction with a transfer of shares or cash, either (as mutually agreed by the Parties) directly to the applicable taxing authority or to the other Party for remittance to such taxing authority. The Parties will cooperate and communicate with each other and with third-party providers to effectuate withholding and remittance of taxes, as well as required tax reporting, in a timely, efficient and appropriate manner.

(d)     Equity-Based Awards in Certain Non-U S. Jurisdictions. Notwithstanding the foregoing provisions of this Section 3.2, the Parties may mutually agree, in their sole discretion, not to adjust certain outstanding equity-based awards under the Greatbatch Legacy Equity Plans pursuant to the foregoing provisions of this Section 3.2, where those actions would create or trigger adverse legal, accounting or tax consequences for Greatbatch, Nuvectra, or the affected non-U.S. award holders. In such circumstances, Greatbatch or Nuvectra may take any action necessary or advisable to prevent any such adverse legal, accounting or tax consequences, including, but not limited to, agreeing that the outstanding awards under the Greatbatch Legacy Equity Plan of the affected non-U.S. award holders shall terminate in accordance with the terms of the Greatbatch Legacy Equity Plan and the underlying award agreements, in which case Nuvectra or Greatbatch, as applicable, shall equitably compensate the affected non-U.S. award holders in an alternate manner determined by Nuvectra or Greatbatch, as applicable, in its sole discretion, or apply an alternate adjustment method. Where and to the extent required by applicable Law or tax considerations outside the United States, the adjustments described in this Section 3.2 shall be deemed to have been effectuated immediately prior to the Distribution Date.

Section 3.3     Section 16(b) of the Exchange Act; Code Sections 162(m) and 409A.

(a)     By approving the adoption of this Agreement, the respective boards of directors of Greatbatch and Nuvectra intend to exempt from the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, by reason of the application of Rule 16b-3 thereunder, all acquisitions and dispositions of equity incentive awards by directors and executive officers of each of Greatbatch and Nuvectra, and the respective boards of directors of Greatbatch and Nuvectra also intend to expressly approve, in respect of any equity-based award, the use of any method for the payment of an exercise price and the satisfaction of any applicable tax withholding (specifically including the actual or constructive tendering of shares in payment of an exercise price and the withholding of option shares from delivery in satisfaction of applicable tax withholding requirements) to the extent such method is permitted under the applicable equity incentive plan and award agreement.

(b)     Notwithstanding anything in this Agreement to the contrary, Greatbatch and Nuvectra agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) a federal income tax deduction for the payment of any annual incentive or long-term incentive award, or other compensation is not limited by reason of Code Section 162(m), and (ii) the treatment of such annual incentive or long-term incentive award, or other compensation does not cause the imposition of a tax under Code Section 409A.

Section 3.4     Cash Incentive Awards. Nuvectra shall assume and perform all liabilities with respect to the participation of each Nuvectra Employee in any cash-based annual bonus or other cash incentive compensation plan of Greatbatch (including, for avoidance of doubt, any cash-based transition bonus agreement or arrangement entered into in connection with the Distribution) with respect to performance periods that are ongoing as of the Distribution Date. Greatbatch shall, as it determines in its sole discretion, (i) pay each Nuvectra Employee directly for any amount owed or (ii) reimburse Nuvectra in full after Nuvectra’s payment in full of each amount owed to a Nuvectra Employee, in either case, that was earned for fiscal year 2015 performance under Greatbatch’s cash incentive compensation plan.

Article IV

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 4.1     General Principles.

(a)     Except as otherwise provided in this Agreement, each member of the Greatbatch Group and each member of the Nuvectra Group shall take any and all reasonable action as shall be necessary or appropriate so that active participation in the Greatbatch 401(k) Plan and Greatbatch Welfare Plans by all Nuvectra Employees and Former Nuvectra Employees shall terminate in connection with the Distribution effective as of 11:59 p.m. on the day immediately preceding the Distribution Date, and each member of the Nuvectra Group shall cease to be a participating employer under the terms of such Greatbatch 401(k) Plan and Greatbatch Welfare Plans as of such time. Except as otherwise provided in this Agreement, one or more members of the Nuvectra Group (as designated by Nuvectra) shall assume, effective as of the Distribution Date, all employee benefits liabilities for Nuvectra Employees and Former Nuvectra Employees, and the assets relating to such employee benefits for Nuvectra Employees and Former Nuvectra Employees, if any, shall be transferred to one or more members of the Nuvectra Group (as designated by Nuvectra); and one or more members of the Greatbatch Group (as designated by Greatbatch) shall continue to be responsible for or assume all employee benefits liabilities for Greatbatch Employees and Former Greatbatch Employees and the assets relating to such employee benefits for Greatbatch Employees and Former Greatbatch Employees shall be transferred to or continue to be held by one or more members of the Greatbatch Group (as designated by Greatbatch).

(b)     Except as otherwise provided in this Agreement, effective as of the day after the Distribution Date, one or more members of the Nuvectra Group (as determined by Nuvectra) shall assume or continue the sponsorship of, and no member of the Greatbatch Group shall have any further liability for or under, the following agreements, obligations and liabilities, and Nuvectra shall indemnify each member of the Greatbatch Group, and the officers, directors, and employees of each member of the Greatbatch Group, and hold them harmless with respect to such agreements, obligations or liabilities:

(i)     any and all individual agreements entered into between any member of the Greatbatch Group and any Nuvectra Employee or Former Nuvectra Employee;

(ii)     any and all agreements entered into between any member of the Greatbatch Group and any individual who is an independent contractor providing services primarily for the business activities of the Nuvectra Group;

(iii)     any and all wages, salaries, incentive compensation (as the same may be modified by this Agreement), commissions and bonuses payable to any Nuvectra Employees or Former Nuvectra Employees after the Distribution Date, without regard to when such wages, salaries, incentive compensation, commissions and bonuses are or may have been earned;

(iv)     any and all moving expenses and obligations related to relocation, repatriation, transfers or similar items incurred by or owed to any Nuvectra Employees or Former Nuvectra Employees, whether or not accrued as of the Distribution Date (other than such expenses and obligations incurred by Greatbatch on or prior to the Distribution Date as a result of which there is an existing liability as of the Distribution Date);

(v)     any and all immigration-related, visa, work application or similar rights, obligations and liabilities related to any Nuvectra Employees or Former Nuvectra Employees; and

(vi)     any and all liabilities and obligations whatsoever with respect to claims made by or with respect to any Nuvectra Employees or Former Nuvectra Employees in connection with any employee benefit plan, program or policy not otherwise retained or assumed by any member of the Greatbatch Group pursuant to this Agreement, including such liabilities relating to actions or omissions of or by any member of the Nuvectra Group or any officer, director, employee or agent thereof on or prior to the Distribution Date.

(c)     Except as otherwise provided in this Agreement, effective as of the day after the Distribution Date, no member of the Nuvectra Group shall have any further liability for, and Greatbatch shall indemnify each member of the Nuvectra Group, and the officers, directors, and employees of each member of the Nuvectra Group, and hold them harmless with respect to any and all liabilities and obligations whatsoever with respect to, claims made by or with respect to any Greatbatch Employees or Former Greatbatch Employees in connection with any employee benefit plan, program or policy not otherwise retained or assumed by any member of the Nuvectra Group pursuant to this Agreement, including such liabilities relating to actions or omissions of or by any member of the Greatbatch Group or any officer, director, employee or agent thereof on or prior to the Distribution Date.

(d)     This Agreement is not intended and shall not create any third party rights or provide any Nuvectra Employee, Former Nuvectra Employee, Greatbatch Employee or Former Greatbatch Employee (or any beneficiary or dependent thereof) with any rights to any specific benefits or, in the case of active employees, continued employment.

Section 4.2     Sponsorship and/or Establishment of Nuvectra Plans. Except as otherwise provided in this Agreement, sponsorship of benefit plans that cover solely Nuvectra Employees, and to the extent applicable, Former Nuvectra Employees, shall become effective on the Distribution Date by the member of the Nuvectra Group as identified in this Agreement, and to the extent necessary to achieve such sponsorship, each member of the Greatbatch Group and each member of the Nuvectra Group shall take appropriate action, including transfer of sponsorship of each such plan.

Section 4.3     Service Credit.

(a)     Service for Eligibility and Vesting Purposes. Except as otherwise provided in any other provision of this Agreement, for purposes of eligibility and vesting under the Nuvectra 401(k) Plan and Nuvectra Welfare Plans, Nuvectra shall, and shall cause each member of the Nuvectra Group to, credit each Nuvectra Employee and Former Nuvectra Employee with service for any period of employment with any member of the Greatbatch Group on or prior to the Distribution Date to the same extent that such service would be credited for the same purpose if it had been performed for a member of the Nuvectra Group.

(b)     Service for Benefit Purposes. Except as otherwise provided in any other provision of this Agreement, for purposes of benefit levels and accruals and benefit commencement entitlements under the Nuvectra 401(k) Plan, Nuvectra shall, and shall cause each member of the Nuvectra Group to, credit each Nuvectra Employee and Former Nuvectra Employee with service for any period of employment with any member of the Greatbatch Group on or prior to the Distribution Date to the same extent that such service is taken into account for the same purpose pursuant to the terms of the Greatbatch 401(k) Plan.

(c)     Evidence of Prior Service. Notwithstanding anything to the contrary, but subject to applicable law, upon reasonable request by one Party to the other Party, the first Party will provide to the other Party information relating to and confirming service for purposes of seniority (or seniority date) and service date for such Employees for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to any Employee.

Section 4.4     Plan Administration.

(a)     Transition Services. The Parties acknowledge that the Greatbatch Group may provide administrative services for certain of the Nuvectra Group’s benefit programs for a transitional period under the terms of the Transition Services Agreement. The Parties agree to enter into a business associate agreement (if required by applicable health information privacy laws) in connection with such administrative services.

(b)     Administration. Nuvectra shall use commercially reasonable efforts to, and shall cause each member of the Nuvectra Group to use commercially reasonable efforts to, administer its benefit plans in a manner that does not jeopardize the tax-favored status of the tax-favored benefit plans maintained by any member of the Greatbatch Group. Greatbatch shall use commercially reasonable efforts to, and shall cause each member of the Greatbatch Group to use commercially reasonable efforts to, administer its benefit plans in a manner that does not jeopardize the tax-favored status of the tax-favored benefit plans maintained by any member of the Nuvectra Group.

Article V

401(k) PLANS

Section 5.1     General Principles. Effective on or before the Distribution Date or as soon as administratively practicable after the Distribution Date, Nuvectra (or another member of the Nuvectra Group) shall establish and adopt a qualified employee cash or deferred arrangement under Code Section 401(k) (the “Nuvectra 401(k) Plan”) intended to be qualified under Code Section 401(a) for the benefit of Nuvectra Employees and Former Nuvectra Employees who were participants (or former participants with a remaining account balance) in the Greatbatch 401(k) Plan as of the Distribution Date (and each beneficiary and alternate payee of such person) (the “Nuvectra 401(k) Plan Beneficiaries”). Each Nuvectra Employee who was an active participant in the Greatbatch 401(k) Plan on the Distribution Date shall participate in the Nuvectra 401(k) Plan in accordance with the terms of the Nuvectra 401(k) Plan. Nuvectra Employees and Former Nuvectra Employees shall not make or receive additional contributions under the Greatbatch 401(k) Plan for payroll periods commencing on or after the Distribution Date. A Greatbatch Employee or Former Greatbatch Employee shall not participate in the Nuvectra 401(k) Plan.

Section 5.2     Transfer of Accounts. On or as soon as practicable after the Distribution Date (or such later time as mutually agreeable to Greatbatch and Nuvectra), Greatbatch shall cause to be transferred from the trust under the Greatbatch 401(k) Plan to the trust under the Nuvectra 401(k) Plan the aggregate amount that was credited to the accounts of the Nuvectra 401(k) Plan Beneficiaries as of such transfer date. The transfer may, to the extent reasonably possible, be an in-kind transfer, subject to the reasonable consent of the trustee of the Nuvectra 401(k) Plan trust and shall include the transfer of the aggregate value of assets held in the accounts relating to each Nuvectra 401(k) Plan Beneficiary under the Greatbatch 401(k) Plan and any participant loan notes held under such plans. The transfer of assets shall be conducted in accordance with Code Section 414(l), Treasury Regulation Section 1.414(l)-1 and ERISA Section 208. During the period after the Distribution Date and before such transfer of assets, with respect to any Nuvectra Employee or Former Nuvectra Employee who has an outstanding loan balance under the Greatbatch 401(k) Plan, Greatbatch shall provide that any amount received as payment on any such loan, in accordance with its terms, is timely remitted as directed by the administrator of the Greatbatch 401(k) Plan for crediting under the Greatbatch 401(k) Plan in respect of such loan, and Greatbatch shall cause the administrator of the Greatbatch 401(k) Plan to apply such amounts in satisfaction of such loan.

Section 5.3     Employer Securities. Greatbatch presently intends to preserve the right, for a period of time, of Greatbatch Employees to receive distributions in kind from the Greatbatch 401(k) Plan if, and to the extent, investments under such plan is comprised of Greatbatch Common Stock or Nuvectra Common Stock. Greatbatch shall determine the extent to which and when Nuvectra Common Stock shall cease to be an investment alternative under the Greatbatch 401(k) Plan.

Section 5.4     Third-Party Vendors. Except as provided below, to the extent the Greatbatch 401(k) Plan is administered by a third-party vendor, Greatbatch and Nuvectra will cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for Nuvectra and to maintain any pricing discounts or other preferential terms for both Greatbatch and Nuvectra for a reasonable term with respect to such vendor. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party with respect to any third-party vendors. Each Party shall be responsible for any additional charges or administrative fees that such Party may incur pursuant to this Section 5.4.

Article VI

WELFARE PLANS

Section 6.1     Establishment of Nuvectra Welfare Plans.

(a)     The members of the Nuvectra Group who are participating employers under the Greatbatch Welfare Plan on the day immediately preceding the Distribution Date (“Participating Nuvectra Employers”) shall, on or before 11:59 p.m. on that date, withdraw from such participation. Nuvectra and/or the Participating Nuvectra Employers (with Nuvectra included in the definition of Participating Nuvectra Employers for purposes of this Article VI) shall establish a comprehensive welfare benefit program (“Nuvectra Welfare Plan”) for the benefit of Nuvectra Employees and Former Nuvectra Employees who were eligible for coverage under the Greatbatch Welfare Plan as of the Distribution Date (“Nuvectra Welfare Plan Participants”). The Nuvectra Welfare Plan shall be effective as of the Distribution Date, except for the health and dependent care flexible spending accounts, which shall be effective as soon as administratively practicable following the Distribution Date. The Nuvectra Welfare Plan shall include the following benefits:

(i)     A high deductible health plan within the meaning of Code § 223(c)(2)(A) and related Internal Revenue Service guidance;

(ii)     A cafeteria plan that meets the requirements of Code § 125 that includes a premium conversion feature, general purpose and limited purpose health flexible spending accounts, health savings account contributions, and a dependent care flexible spending account;

(iii)     Dental benefits;

(iv)     Vision benefits;

(v)     Short term and long term disability benefits;

(vi)     Life and accidental death and dismemberment insurance, including basic employer paid life and accidental death and dismemberment insurance, supplemental employee life insurance, and optional dependent life insurance; and

(vii)     Employee assistance program benefits.

Any benefits in addition to those specified above shall be at the option of the members of the Nuvectra Group.

The benefits that comprise the Nuvectra Welfare Plan (and the nonelective employer contributions towards those benefits) need not be substantially similar in all material respects to the similar benefits (and nonelective employer contributions) provided under the Greatbatch Welfare Plan as of the Distribution Date.

(b)     As a result of withdrawal from participation in the Greatbatch Welfare Plans by the Participating Nuvectra Employers, the Nuvectra Welfare Plan Participants will cease to be eligible for coverage as active Employees under the Greatbatch Welfare Plans at 11:59 p.m. on the day immediately preceding the Distribution Date, and Nuvectra Welfare Plan Participants shall not participate in any Greatbatch Welfare Plans after 11:59 p.m. on that date.

Section 6.2     Transitional Matters Under Nuvectra Welfare Plans.

(a)     Treatment of Incurred Claims.

(i)     Insured Benefits. With respect to benefits that, prior to the Distribution Date, were provided for under the Greatbatch Welfare Plans through the purchase of insurance, Greatbatch shall cause the Greatbatch Welfare Plans to fully perform, pay and discharge all claims of Nuvectra Welfare Plan Participants that were incurred prior to the Distribution Date.

(ii)     Uninsured/Self-Insured Benefits. Except as otherwise specifically provided in this Agreement, Greatbatch shall retain all Liabilities relating to Incurred Claims under the Greatbatch Welfare Plans, and shall also retain Assets (including, without limitation, Medicare reimbursements, pharmaceutical rebates, and similar items) associated with such Incurred Claims. Nuvectra shall be responsible for all Liabilities relating to Incurred Claims under any Nuvectra Welfare Plan and shall also retain Assets (including, without limitation, Medicare reimbursements, pharmaceutical rebates, and similar items) associated with such Incurred Claims.

(iii)     Incurred Claims. For purposes of this Section 6.2(a), an “Incurred Claim” is deemed to be incurred (A) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or liability; (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or liability; and (C) with respect to long-term disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier, giving rise to such claim or liability.

(b)     COBRA. Notwithstanding any other provision of this Agreement to the contrary, for the avoidance of doubt, and other than for individuals (and their qualified beneficiaries) identified on Schedule 6.2(b), the Nuvectra Group (which, for this purpose, is the “Buying Group” as defined in Treas. Reg. section 54.4980B-9) will be responsible for providing any required COBRA notices, and for providing COBRA continuation coverage, to all individuals who are “M&A qualified beneficiaries” (as defined in Treas. Reg. section 54.4980B-9) with respect to the transactions contemplated by this Agreement and the group health plans maintained by the Greatbatch Group (which, for this purpose is the “Selling Group” as defined in Treas. Reg. section 54.4980B-9). If and to the extent that the Buying Group fails to comply with its obligations under this paragraph, each member of the Buying Group will be jointly and severally liable to the Selling Group for all costs, expenses, and liabilities incurred by any member of the Selling Group however characterized (including benefits paid to M&A qualified beneficiaries which the Selling Group’s group health plans would not otherwise have been required to pay).

Section 6.3     Credit for Deductibles Under Medical and Dental Plans. Individuals enrolled in the Greatbatch medical and dental plans during the 2016 calendar year, will receive credit under the deductible provisions of the Nuvectra medical and dental plan for out-of-pocket expenses incurred while covered under the Greatbatch Welfare Plan provided the expenses would have been paid by both the Greatbatch Welfare Plan and the Nuvectra Welfare Plan but for the application of their deductible limits.

Section 6.4     Insurance Contracts. To the extent any Greatbatch Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, Greatbatch and Nuvectra will cooperate and use their commercially reasonable efforts to replicate such insurance contracts for Nuvectra (except to the extent changes are required under applicable state insurance laws) and to maintain any pricing discounts or other preferential terms for both Greatbatch and Nuvectra for a reasonable term under such contracts. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party under any insurance contracts. Each Party shall be responsible for any additional premiums, charges or administrative fees that such Party may incur pursuant to this Section 6.4.

Section 6.5     Third-Party Vendors. Except as provided below, to the extent any Greatbatch Welfare Plan is administered by a third-party vendor, Greatbatch and Nuvectra will cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for Nuvectra and to maintain any pricing discounts or other preferential terms for both Greatbatch and Nuvectra for a reasonable term with respect to such vendor. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party with respect to any third-party vendors. Each Party shall be responsible for any additional premiums, charges or administrative fees that such Party may incur pursuant to this Section 6.5.

Article VII

WORKERS’ COMPENSATION AND UNEMPLOYMENT COMPENSATION

Effective as of the Distribution Date, Nuvectra shall have (and, to the extent it has not previously had such obligations, assume) the obligations for all claims and liabilities relating to workers’ compensation and unemployment compensation benefits for all Nuvectra Employees and Former Nuvectra Employees. Nuvectra shall use commercially reasonable efforts to provide that workers’ compensation and unemployment insurance costs are not adversely affected for either Party by reason of the Distribution.

Article VIII

EMPLOYMENT AGREEMENTS, SEVERANCE AND OTHER MATTERS

Section 8.1     Employment Agreements. Effective as of the Distribution Date, Nuvectra hereby assumes Greatbatch’s rights and obligations arising under the employment agreements described in Schedule 8.l and agrees to honor the terms and conditions of those agreements applicable to Nuvectra as a successor under the terms of such agreements. The terms of the employment agreements shall in all other respects be unaffected. The Parties agree that the Nuvectra Employees who are covered by employment agreements described above are express third party beneficiaries of this Section 8.1.

Section 8.2     Severance.

(a)     Except as otherwise provided in this Agreement, immediately following the Distribution, Greatbatch shall have no liability or obligation under any Greatbatch severance plan, program, or policy with respect to Nuvectra Employees or Former Nuvectra Employees.

(b)     Except as otherwise provided in this Agreement, effective after the Distribution Date, Nuvectra shall assume and shall be responsible for administering all payments and benefits under the applicable Greatbatch severance policies or any termination agreements with Former Nuvectra Employees whose employment terminated prior to the Distribution Date for an eligible reason under such policies or in accordance with such agreements.

Section 8.3     Accrued Time Off. Nuvectra shall recognize and assume all liability for all vacation, holiday, sick leave, flex days, personal days and paid-time off with respect to Nuvectra Employees, and Nuvectra shall credit each Nuvectra Employee with such accrual.

Section 8.4     Leaves of Absence. Nuvectra will continue to apply leave of absence policies applicable to inactive Nuvectra Employees who are on an approved leave of absence as of the Distribution Date that are substantially similar in all material respects to those that were applied by Greatbatch prior to the Distribution Date. Leaves of absence taken by Nuvectra Employees prior to the Distribution Date shall be deemed to have been taken as employees of a member of the Nuvectra Group.

Section 8.5     Restrictive Covenants in Employment and Other Agreements.

(a)     To the fullest extent permitted by the agreements described in this Section 8.5(a) and applicable law, Greatbatch shall assign, or cause any member of the Greatbatch Group to assign, to Nuvectra or a member of the Nuvectra Group, as designated by Nuvectra, all agreements containing restrictive covenants (including confidentiality and non-competition provisions) between a member of the Greatbatch Group and a Nuvectra Employee or Former Nuvectra Employee, with such assignment effective as of the Distribution Date. To the extent that assignment of such agreements is not permitted, effective as of the Distribution Date, each member of the Nuvectra Group shall be considered to be a successor to each member of the Greatbatch Group for purposes of, and a third-party beneficiary with respect to, all agreements containing restrictive covenants (including confidentiality and non-competition provisions) between a member of the Greatbatch Group and a Nuvectra Employee or Former Nuvectra Employee whom Nuvectra reasonably determines have substantial knowledge of the business activities of the Nuvectra Group, such that each member of the Nuvectra Group shall enjoy all the rights and benefits under such agreements (including rights and benefits as a third-party beneficiary), with respect to the business operations of the Nuvectra Group; provided, however, that in no event shall Greatbatch be permitted to enforce such restrictive covenant agreements against Nuvectra Employees or Former Nuvectra Employees for action taken in their capacity as employees of a member of the Nuvectra Group.

(b)     To the fullest extent permitted by the agreements described in this Section 8.5(b) and applicable law, Nuvectra shall assign, or cause any member of the Nuvectra Group to assign, to Greatbatch or a member of the Greatbatch Group, as designated by Greatbatch, all agreements containing restrictive covenants (including confidentiality and non-competition provisions) between a member of the Nuvectra Group and a Greatbatch Employee or Former Greatbatch Employee, with such assignment effective as of the Distribution Date. To the extent that assignment of such agreements is not permitted, effective as of the Distribution Date, each member of the Greatbatch Group shall be considered to be a successor to each member of the Nuvectra Group for purposes of, and a third-party beneficiary with respect to, all agreements containing restrictive covenants (including confidentiality and non-competition provisions) between a member of the Nuvectra Group and a Greatbatch Employee or Former Greatbatch Employee whom Greatbatch reasonably determines have substantial knowledge of the business activities of the Greatbatch Group, such that Greatbatch and each member of the Greatbatch Group shall enjoy all the rights and benefits under such agreements (including rights and benefits as a third-party beneficiary), with respect to the business operations of the Greatbatch Group; provided, however, that in no event shall Nuvectra be permitted to enforce such restrictive covenant agreements against Greatbatch Employees or Former Greatbatch Employees for action taken in their capacity as employees of a member of the Greatbatch Group.

Article IX

miscellaneous

Section 9.1     Preservation of Rights to Amend. The rights of each member of the Greatbatch Group and each member of the Nuvectra Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 9.2     Confidentiality. Each Party agrees that any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith that is not otherwise public through no fault of such Party is confidential and is subject to the terms of the confidentiality provisions set forth in the Separation Agreement.

Section 9.3     Administrative Complaints/Litigation. Except as otherwise provided in this Agreement, on and after the Distribution Date, Nuvectra shall assume, and be solely liable for, the handling, administration, investigation and defense of actions, including ERISA, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights and unemployment compensation claims asserted at any time against Greatbatch or any member of the Greatbatch Group by any Nuvectra Employee or Former Nuvectra Employee (including any dependent or beneficiary of any such Employee) or any other person, to the extent such actions or claims arise out of or relate to employment or the provision of services (whether as an employee, contractor, consultant or otherwise) to or with respect to the business activities of any member of the Nuvectra Group, whether or not such employment or services were performed before or after the Distribution. To the extent that any legal action relates to a putative or certified class of plaintiffs, which includes both Greatbatch Employees (or Former Greatbatch Employees) and Nuvectra Employees (or Former Nuvectra Employees) and such action involves employment or benefit plan related claims, reasonable costs and expenses incurred by the Parties in responding to such legal action shall be allocated among the Parties equitably in proportion to a reasonable assessment of the relative proportion of Employees included in or represented by the putative or certified plaintiff class. The procedures contained in the indemnification and related litigation cooperation provisions of the Separation Agreement shall apply with respect to each Party’s indemnification obligations under this Section 9.3.

Section 9.4     Reimbursement and Indemnification. Greatbatch and Nuvectra each agree to reimburse the other Party, within 30 days of receipt from the other Party of reasonable verification, for all costs and expenses which the other Party may incur on its behalf as a result of any of the respective Greatbatch and Nuvectra Welfare Plans (including, but not limited to, Nuvectra’s reimbursement of Greatbatch for all COBRA liabilities for Nuvectra Employees and Former Nuvectra Employees), 401(k) Plan and, as contemplated by Section 8.2, any termination or severance payments or benefits. All liabilities retained, assumed or indemnified against by Nuvectra pursuant to this Agreement, and all liabilities retained, assumed or indemnified against by Greatbatch pursuant to this Agreement, shall in each case be subject to the indemnification provisions of the Separation Agreement. Notwithstanding anything to the contrary, (i) no provision of this Agreement shall require any member of the Nuvectra Group to pay or reimburse to any member of the Greatbatch Group any benefit-related cost item that a member of the Nuvectra Group has previously paid or reimbursed to any member of the Greatbatch Group; and (ii) no provision of this Agreement shall require any member of the Greatbatch Group to pay or reimburse to any member of the Nuvectra Group any benefit-related cost item that a member of the Greatbatch Group has previously paid or reimbursed to any member of the Nuvectra Group.

Section 9.5     Costs of Compliance with Agreement. Except as otherwise provided in this Agreement or any other Ancillary Agreement, each Party shall pay its own expenses in fulfilling its obligations under this Agreement.

Section 9.6     Fiduciary Matters. Greatbatch and Nuvectra each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any liabilities caused by the failure to satisfy any such responsibility.

Section 9.7     Form S-8. Before the Distribution or as soon as reasonably practicable thereafter and subject to applicable law, Nuvectra shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering under the Securities Act of 1933, as amended, the offering of a number of shares of Nuvectra Common Stock at a minimum equal to the number of shares subject to the Nuvectra Options, the Nuvectra RSAs and the Nuvectra RSUs. Nuvectra shall use commercially reasonable efforts to cause any such registration statement to be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) as long as any Nuvectra Options, Nuvectra RSAs, or Nuvectra RSUs may remain outstanding.

Section 9.8     Entire Agreement. This Agreement, together with the documents referenced herein (including the Separation Agreement, any other Ancillary Agreements and the plans and agreements referenced herein), constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent any provision of this Agreement conflicts with the provisions of the Separation Agreement, the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof.

Section 9.9     Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon any third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement. Nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan. Except as otherwise provided in Section 8.1, the provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. This Agreement may not be assigned by any Party, except with the prior written consent of the other Party.

Section 9.10     Amendment; Waivers. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties. Any Party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of another Party, (b) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by another Party with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercises thereof or of any other right.

Section 9.11     Remedies Cumulative. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.12     Notices. Unless otherwise expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given: (a) when personally delivered, (b) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent, (c) if sent by overnight courier which delivers only upon the executed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent, or (d) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (d) shall also be sent pursuant to clause (a), (b) or (c)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a Party as it shall have specified by like notice.

Section 9.13     Counterparts; Facsimile Signatures. This Agreement, including the Schedules hereto and the other documents referred to herein, may be executed in multiple counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement, and any of the other agreements, documents and instruments contemplated hereby, by facsimile transmission shall be as effective as delivery of a manually signed counterpart hereof or thereof.

Section 9.14     Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a non-appealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 9.15     Governing Law. To the extent not preempted by applicable federal law, this Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 9.16     Performance. Each of Greatbatch and Nuvectra shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any member of the Greatbatch Group and any member of the Nuvectra Group, respectively. The Parties each agree to take such further actions and to execute, acknowledge and deliver, or to cause to be executed, acknowledged and delivered, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 9.17     Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against any Party.

Section 9.18     Effect if Distribution Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is terminated prior to the Distribution Date, this Agreement shall be of no further force and effect.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names by a duly authorized officer as of the date first written above.

GREATBATCH, INC.

By:	/s/ Thomas J. Hook
Name:	Thomas J. Hook
Title:	President and Chief Executive Officer

QIG GROUP, LLC
(to be converted into Nuvectra Corporation)

By:	/s/ Scott F. Drees
Name:	Scott F. Drees
Title:	Chief Executive Officer

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